March 10, 2020

Kristian Talvitie
Chief Financial Officer
PTC Inc.
121 Seaport Boulevard
Boston, MA 02210

       Re: PTC Inc.
           Form 10-K for Fiscal Year Ended September 30, 2019
           Filed November 18, 2019
           File No. 000-18059

Dear Mr. Talvitie:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Technology